Exhibit 10.2

FORM OF

TAX SHARING AND INDEMNIFICATION AGREEMENT

PREAMBLE

This Tax Sharing and Indemnification Agreement (this “Agreement”), dated as of [•],1 is made and entered into by and among The Walt Disney Company, a Delaware corporation (“TWDC”), ABC Chicago FM Radio, Inc., a Delaware corporation (“Spinco”), and Citadel Broadcasting Corporation, a Delaware corporation (“Citadel”) (each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, (a) TWDC and Spinco have entered into a Separation Agreement, dated as of February 6, 2006 (the “Separation Agreement”), pursuant to which TWDC will (i) engage in the Restructuring (as defined below) and (ii) distribute to holders of TWDC Common Stock (not including shares of TWDC Common Stock held in the treasury of TWDC) all of the outstanding shares of Spinco Common Stock either, at TWDC’s sole discretion, through (x) a pro rata distribution of Spinco Common Stock in a spin-off, (y) an exchange of Spinco Common Stock for TWDC Common Stock in a split-off, or (z) a combination thereof (the “Public Distribution” and, together with the Restructuring, the “Separation”) and (b) the Parties have entered into an Agreement and Plan of Merger, dated as of February 6, 2006 (the “Merger Agreement”), by and among TWDC, Spinco, Citadel and a wholly-owned subsidiary of Citadel (“Merger Sub”), pursuant to which, Merger Sub will merge with and into Spinco in accordance with applicable Law, whereupon the separate corporate existence of Merger Sub shall cease and

[1]	Insert closing date of the Merger.

Spinco shall be the surviving corporation2 (the “Merger,” and together with the Separation, the “Transaction”);

WHEREAS, in order to consummate the Public Distribution and the Merger, it is necessary and desirable to effectuate the Restructuring;

WHEREAS, it is the intention of the Parties that, for Federal Income Tax purposes, (a) the transactions undertaken in connection with the Restructuring will qualify as tax-free transactions under Sections 332, 351, 355, 361, 368 and other applicable provisions of the Code, (b) the Public Distribution will qualify as a tax-free transaction under Section 355 of the Code, and (c) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

WHEREAS, TWDC and Spinco have received a private letter ruling from the Internal Revenue Service (“IRS”) setting forth certain Federal Income Tax consequences of the Transaction and one or more opinions from Dewey Ballantine LLP (the “DB Opinion”) setting forth certain Federal Income Tax consequences of the Transaction;

WHEREAS, TWDC and Spinco have received an opinion of Dewey Ballantine LLP, and Citadel has received an opinion of Kirkland & Ellis LLP, setting forth certain Federal Income Tax consequences of the Merger (together, the “Merger Tax Opinions”); and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, (b) allocate responsibility for and provide for cooperation in the filing of Tax Returns, (c) provide for certain other matters relating to Taxes, and (d) set forth

[2]	The Parties agree that this Agreement shall be modified prior to execution to the extent necessary to reflect changes to the contemplated structure of the Transaction or any portion thereof.

certain covenants and indemnities relating to the preservation of the tax-free status of the Transaction, as described in the Letter Ruling (as defined below) and the DB Opinion;

NOW, THEREFORE, in consideration of their mutual promises, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.01 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a specified Person, (i) a Subsidiary and (ii) any “controlling shareholder” or member of a “coordinating group” that constitutes a controlling shareholder, in each case within the meaning of Treasury Regulations Section 1.355-7(h). For the avoidance of doubt, (i) Farid Suleman, Forstmann Little & Co. Equity Partnership-VI, L.P., Forstmann Little & Co. Equity Partnership-VII, L.P., Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P., and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P. shall be considered Affiliates of Citadel, and (ii) upon and after consummation of the Merger, Citadel and its Affiliates shall be Affiliates of Spinco.

“Agreement” has the meaning set forth in the Preamble hereof.

“Ancillary Agreements” has the meaning set forth in the Merger Agreement, but excluding any agreements referenced in clause “(n)” in such definition.

“Benefited Party” has the meaning set forth in Section 3.04 of this Agreement.

“Citadel” has the meaning set forth in the Preamble to this Agreement.

“Citadel Indemnified Parties” has the meaning set forth in Section 6.02 of this Agreement.

“Citadel Indemnifying Parties” has the meaning set forth in Section 6.01(b) of this Agreement.

“Citadel Tainting Act” has the meaning set forth in Section 6.01(a) of this Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the taxable period in question.

“Company Convertible Notes” has the meaning set forth in the Merger Agreement.

“Company Option” has the meaning set forth in the Merger Agreement.

“Contributing Tainting Act” has the meaning set forth in Section 6.04 of this Agreement.

“DB Opinion” has the meaning set forth in the Recitals to this Agreement.

“Detrimented Party” has the meaning set forth in Section 3.04 of this Agreement.

“Distribution Date” means the date of this Agreement.

“Distribution Disqualification” means the failure of the Public Distribution to qualify as a nonrecognition transaction to TWDC and its stockholders under Sections 355(a) and (e) of the Code.

“Distribution Tainting Act” means any action, or any failure to take a Required Action (including, in either case, entering into any agreement, understanding or arrangement or any substantial negotiations with respect to any action or any failure to take a Required Action)

by (a) Citadel or any of its Affiliates (but not including the Spinco Group for actions taken, or failures to take Required Actions, prior to the Merger) or (b) after the Merger, Spinco or any of its Affiliates, that causes a Distribution Disqualification to occur; provided, however, that the term “Distribution Tainting Act” shall not include any of the following actions (unless, in the case of any action or any failure to take a Required Action on the part of Citadel or any of its Affiliates (including, after the Merger, the Spinco Group) described in clauses (iv), (vi) and (vii) below, at the time of such action, Citadel or any of its Affiliates (including, after the Merger, the Spinco Group) has actual knowledge that such action or failure to take a Required Action could cause a Distribution Disqualification, provided, that in the case of an action or failure to take a Required Action for which TWDC has received a favorable Letter Ruling or Citadel has received TWDC Approval as described in (vi) or (vii) below, the provision contained in this parenthetical shall apply only to the extent such knowledge is based on information not known to the Parties at the time such Letter Ruling or TWDC Approval was received): (i) for the avoidance of doubt, any action taken by Spinco or any of its Affiliates prior to the Merger, (ii) any action that is required to be taken by Citadel or Spinco pursuant to the Transaction Agreements, (iii) any action taken at the written request of TWDC to mitigate the adverse effects on the tax-free status of the Transaction of a breach by TWDC, Spinco or any of their Affiliates, occurring prior to the Merger, of a representation, warranty or covenant contained in the Transaction Agreements or any representation made in connection with the Letter Ruling or DB Opinion, regardless of whether such breach or its effects continues after the Public Distribution, (iv) any conversion of a convertible bond, vesting of restricted stock or a restricted stock unit of Citadel or exercise of a Company Option, in each case to the extent taken into account in calculating the number of Company Diluted Shares Outstanding, or any exercise of a TWDC Converted Option, (v) any action or failure to take a Required Action, to the extent there has been a Final Determination that a previous TWDC Action has already caused a Distribution Disqualification, (vi) any action expressly permitted (when taken together with all prior Letter Rulings, the DB Opinion and any Opinions of Counsel) by a valid Letter Ruling on which TWDC is entitled to rely, provided that for the avoidance of doubt, TWDC will not be considered to be entitled to rely on any Letter Ruling if it is based on any misrepresentation or material misstatement or omission of fact by Citadel or any of its Affiliates, (vii) any action for which Spinco or Citadel has received TWDC Approval and (viii) any conversion of the Company Convertible Notes, to the extent that TWDC has made the election provided in clause (c) of the definition of Company Diluted Shares Outstanding in the Merger Agreement.3

“Federal Income Tax” means any Tax imposed under Subtitle A of the Code (including the Taxes imposed by Sections 11, 55, 59A, 1201(a) and 1502 of the Code and the Treasury Regulations promulgated thereunder), and any other income-based United States federal Tax that is hereinafter imposed, plus any interest, additions to Tax or penalties applicable or related thereto.

“Final Determination” means the final resolution of liability for any Tax for a taxable period by: (i) IRS Form 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or a comparable form under the laws of other jurisdictions, on the date of acceptance by or on behalf of the Taxing Authority of such jurisdiction, except that an IRS Form 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right

[3]	The Parties agree that, prior to the execution of this Agreement, the parties shall in good faith negotiate expansions or contractions to this list, as appropriate based on continuing discussions with the Internal Revenue Service in connection with the Original Ruling Request.

of the IRS or other Taxing Authority to assert a further deficiency with respect to the Tax liability for any such taxable period shall not constitute a Final Determination; (ii) a decision, judgment, decree or other order by a court of competent jurisdiction, on the date on which it becomes final and unappealable; (iii) a closing agreement as to final determination of liability on IRS Form 866 (or any successor form thereto) or offer in compromise with respect to the Tax liability for any such taxable period under Section 7121 or 7122 of the Code, on the date of acceptance by or on behalf of the IRS, or by comparable agreements under the laws of other jurisdictions, on the date of acceptance by or on behalf of the Taxing Authority of such jurisdiction, except that a closing agreement or offer in compromise or comparable agreement that reserves (whether by its terms, stipulations or operation of law) the right of the taxpayer to file a claim for refund and/or the right of the IRS or other Taxing Authority to assert a further deficiency with respect to the Tax liability for any such taxable period shall not constitute a Final Determination; or (iv) any other final disposition with respect to the Tax liability for any such taxable period, including by reason of the expiration of the applicable statute of limitations.

“IRS” has the meaning set forth in the Recitals of this Agreement.

“Indemnified Party” means any Party that receives any payment or indemnity required by Article VI of this Agreement.

“Indemnifying Party” means any Party that makes any payment or indemnity required by Article VI of this Agreement.

“Letter Ruling” means the Original Letter Ruling and any supplemental or additional private letter rulings obtained with the advance written consent of TWDC that may be issued by the IRS to any Party with respect to the Transaction or any part thereof.

“Liability Issue” has the meaning set forth in Section 7.01(b) of this Agreement.

“Merger” has the meaning set forth in the Recitals of this Agreement.

“Merger Agreement” has the meaning set forth in the Recitals of this Agreement.

“Merger Sub” has the meaning set forth in the Recitals of this Agreement.

“Merger Tax Opinions” has the meaning set forth in the Recitals of this Agreement.

“Notifying Party” has the meaning set forth in Section 7.01(b) of this Agreement.

“Opinion of Counsel” means an unqualified “will” opinion of Dewey Ballantine LLP that is in form and substance reasonably satisfactory to TWDC.

“Option” has the meaning contained in Treasury Regulations Section 1.355-7(e)(3).

“Original Letter Ruling” means the private letter ruling dated [•] issued by the IRS to TWDC and Spinco, setting forth certain Federal Income Tax consequences of the Transaction.

“Original Ruling Request” means the ruling request submissions (together with all exhibits and appendices thereto) submitted to the IRS on behalf of TWDC and Spinco pursuant to which the Original Letter Ruling was issued.

“Party” and “Parties” have the meaning set forth in the Preamble of this Agreement.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or other entity (regardless of whether such entity is disregarded as an entity for Federal Income Tax purposes).

“Plan Shares” means shares of Spinco or Citadel (as a successor to or acquiror of Spinco) to be treated as acquired pursuant to a “plan” for purposes of Section 355(e) of the Code and Treasury Regulations Section 1.355-7.

“Post-Distribution Period” means a taxable period that begins after the Distribution Date, and, in the case of any Straddle Period, that part of the Straddle Period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” means a taxable period that ends on or before the Distribution Date, and, in the case of any Straddle Period, that part of the Straddle Period through the close of the Distribution Date.

“Public Distribution” has the meaning set forth in the Recitals of this Agreement.

“Representative” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Required Action” means (i) any action that is required of Citadel or any of its Affiliates under this Agreement or under any Transaction Agreement, or (ii) any action that is required of Citadel, Spinco or their respective Affiliates so as not to cause any statement, representation or covenant made with respect to Citadel, Spinco or their respective Affiliates in connection with any Letter Ruling, DB Opinion or Opinion of Counsel to be untrue, breached or violated (but, in the case of (ii), only to the extent such statements, representations or covenants made in connection with a Letter Ruling or Opinion of Counsel obtained after the date hereof were approved by Citadel, which approval shall not to be unreasonably withheld, conditioned or delayed).

“Restricted Period” means the portion of the Distribution Date following the Public Distribution and the two-year period following the Distribution Date.

“Restructuring” has the meaning set forth in the Separation Agreement.

“Restructuring Disqualification” means the failure of any of the transactions undertaken in connection with the Restructuring to qualify as a nonrecognition transaction under Section 332, 351, 355, 361 or 368 of the Code, as applicable, as specified in the Letter Ruling and/or the DB Opinion. For purposes of this definition, a transaction that may qualify as a nonrecognition transaction under both Section 332 and Section 368 of the Code and with respect which the IRS does not specify the Code section under which it grants nonrecognition treatment shall be treated as a transaction qualifying under both Section 332 and Section 368 of the Code.

“Restructuring Tainting Act” means any action, or any failure to take a Required Action (including, in either case, entering into any agreement, understanding or arrangement or any substantial negotiations with respect to any action, or any failure to take a Required Action), by (a) Citadel or any of its Affiliates (but not including the Spinco Group for actions taken or failures to take Required Actions prior to the Merger) or (b) after the Merger, Spinco or any of its Affiliates, that causes a Restructuring Disqualification to occur; provided, however, that the term “Restructuring Tainting Act” shall not include any of the following actions (unless, in the case of any action or any failure to take a Required Action on the part of Citadel or any of its Affiliates (including, after the Merger, the Spinco Group) described in clauses (iv), (vi), (vii), (viii), (ix), (x) and (xi) below, at the time of such action, Citadel or any of its Affiliates (including, after the Merger, the Spinco Group) has actual knowledge that such action or failure to take a Required Action could cause a Restructuring Disqualification, provided, that in the case of an action or failure to take a Required Action for which TWDC has received a favorable

Letter Ruling or Citadel has received TWDC Approval as described in (vi) or (vii) below, the provision contained in this parenthetical shall apply only to the extent such knowledge is based on information not known to the Parties at the time such Letter Ruling or TWDC Approval was received): (i) for the avoidance of doubt, any action taken by Spinco or any of its Affiliates prior to the Merger, (ii) any action that is required to be taken by Citadel or Spinco pursuant to the Transaction Agreements, (iii) any action taken at the written request of TWDC to mitigate the adverse effects on the tax-free status of the Transaction of a breach by TWDC, Spinco or any of their Affiliates, occurring prior to the Merger, of a representation, warranty or covenant contained in the Transaction Agreements or any representation made in connection with the Letter Ruling or DB Opinion, regardless of whether such breach or its effects continues after the Public Distribution, (iv) any conversion of a convertible bond, vesting of restricted stock or a restricted stock unit of Citadel or exercise of a Company Option, in each case to the extent taken into account in calculating the number of Company Diluted Shares Outstanding, or any exercise of a TWDC Converted Option, (v) any action or failure to take a Required Action, to the extent there has been a Final Determination that a previous TWDC Action has already caused a Restructuring Disqualification with respect to the same aspect of the Restructuring, (vi) any action expressly permitted (when taken together with all prior Letter Rulings, the DB Opinion and any Opinions of Counsel) by a valid Letter Ruling on which TWDC is entitled to rely, provided that for the avoidance of doubt, TWDC will not be considered to be entitled to rely on any Letter Ruling if it is based on any misrepresentation or material misstatement or omission of fact by Citadel or any of its Affiliates, (vii) any action for which Spinco or Citadel has received TWDC Approval, (viii) actions, other than any action either during or after the Restricted Period that would be prohibited under Section 4.04(b), (c) or (d) of this Agreement if taken during the

Restricted Period, taken in the ordinary course of operating a radio station or radio network, so long as Citadel and its Subsidiaries continue to engage in the business of operating radio stations and radio networks and continue to use a significant portion of Spinco’s assets in that business (within the meaning of Treasury Regulations Section 1.368-1(d)), which actions include programming changes (including changes in format), adoption and change of call signs, contracts and other relationships with talent, sales, employment and labor matters, including non-equity employee benefits, capital expenditures, and ordinary-course acquisitions and dispositions of assets for cash, (ix) acquisitions for cash or debt, (x) ordinary (i.e., non-equity-linked and not part of an investment unit) “straight” debt financing and refinancing (as described in Section 1361 of the Code, but without regard to the identity of the borrower or the lender), (xi) actions, other than any action either during or after the Restricted Period that would be prohibited under Section 4.04(b), (c) or (d) of this Agreement if taken during the Restricted Period, taken by any Party or its Subsidiaries specifically required under any Ancillary Agreement, the termination or renegotiation of any Ancillary Agreement or any other actions taken by Citadel or its Subsidiaries to replace the subject matter of any Ancillary Agreement and (xii) any conversion of the Company Convertible Notes, to the extent that TWDC has made the election provided in clause (c) of the definition of Company Diluted Shares Outstanding in the Merger Agreement.4

“Ruling Request” means the Original Ruling Request, any supplemental submission relating thereto and any supplemental letter ruling requests submitted to the IRS, pursuant to which any Letter Ruling is issued.

“Separation” has the meaning set forth in the Recitals of this Agreement.

[4]	The Parties agree that, prior to the execution of this Agreement, the parties shall in good faith negotiate expansions or contractions to this list, as appropriate based on continuing discussions with the Internal Revenue Service in connection with the Original Ruling Request.

“Separation Agreement” has the meaning set forth in the Recitals of this Agreement.

“Specified Restructuring Business” means (i) Spinco’s radio network business of producing and distributing radio programming and (ii) the businesses of the following radio stations: WZZN(FM), KQRS-FM, KXXR(FM), WGVX/WGVY/WGVZ(FM), WMAL(AM), WJZW(FM), KGO(AM), KSFO(AM), KABC(AM), KLOS(FM), KSCS(FM), KTYS(FM), WABC(AM), WBAP(AM), WDRQ(FM), WDVD(FM), WJR(AM), WKHX(FM), WLS(AM), WPLJ(FM), WRQX(FM), and WYAY(FM).5

“Specified Restructuring Entity” means, as to a Specified Restructuring Business, the Subsidiary of Spinco that holds and conducts that business at the time of the Public Distribution.

“Spinco” has the meaning set forth in the Preamble of this Agreement.

“Spinco Common Stock” has the meaning set forth in the Separation Agreement.

“Spinco Group” means Spinco and all entities that are Subsidiaries of Spinco immediately after the Public Distribution and prior to the Merger.

“Spinco Return” has the meaning set forth in Section 2.02(b) of this Agreement.

“Straddle Period” means a taxable period that begins on or before and ends after the Distribution Date.

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Tax” has the meaning set forth in the Merger Agreement.

[5]	The Parties agree that, prior to the execution of this Agreement, this list shall be modified to take into account any changes to the contemplated steps in the Restructuring and continuing discussions with the Internal Revenue Service in connection with the Original Ruling Request.

“Tax Benefit” means an amount by which the Tax liability of a Party is reduced (including by deduction, reduction of income by virtue of increased Tax basis or otherwise, or entitlement to a Tax refund, credit or otherwise).

“Tax Controversy” has the meaning set forth in Section 7.02(a) of this Agreement.

“Tax Detriment” means an amount by which the Tax liability of a Party is increased (including decreases in Tax refunds and credits).

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that may have the effect of increasing or decreasing Taxes paid or payable.

“Tax Return” means any return, report, declaration, form, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any national, municipal, governmental, administrative, judicial, state, federal, foreign or other body that imposes or administers the imposition of any Tax.

“Transaction” has the meaning set forth in the Recitals to this Agreement.

“Transaction Agreements” mean the Merger Agreement, the Separation Agreement and the other agreements entered into in conjunction therewith, excluding any Ancillary Agreements referenced in clause “(n)” in the definition thereof.

“Treasury Regulations” means the regulations promulgated under the Code, and any successor provisions thereof, as in effect for the relevant taxable period.

“TWDC” has the meaning set forth in the Preamble of this Agreement.

“TWDC Action” means: (i) any action by TWDC or any of its Affiliates with respect to the stock or assets of TWDC or any of its Subsidiaries (other than the members of the Spinco Group), provided however, that a transaction with respect to the stock of TWDC involving Citadel or any of its Affiliates shall not constitute a TWDC Action; (ii) any failure of TWDC or any of its Subsidiaries (other than the members of the Spinco Group) to maintain its status as a company engaged in the conduct of an active trade or business (within the meaning of Section 355(b) of the Code); (iii) the failure of any representation made by TWDC in connection with any Letter Ruling, the DB Opinion or any subsequent ruling or opinion regarding the Transaction, with respect to TWDC or any of its Subsidiaries (other than the members of the Spinco Group) or the plans, proposals, intentions and policies of TWDC or any of its Subsidiaries (other than the members of the Spinco Group) to be true and correct; or (iv) the failure by TWDC or any of its Subsidiaries (other than the members of the Spinco Group) to comply with any covenant made by TWDC in connection with any Letter Ruling, the DB Opinion or any subsequent ruling or opinion regarding the Transaction; provided, however, that in the case of (i), (iii) and (iv), above, the term “TWDC Action” shall not include any action that causes shares of Spinco or Citadel (as a successor to or acquiror of Spinco) to be treated as Plan Shares, to the extent the number of such Plan Shares is less than or equal to [•] shares as of the date hereof (it being understood that to the extent what would otherwise constitute a TWDC Action results in Plan Shares in excess of [•], such action shall constitute a TWDC Action only to the extent of the Plan Shares in excess of [•]).6

“TWDC Adverse Impact” has the meaning set forth in the Merger Agreement.

[6]	The number to be inserted shall be determined based upon the amount of “headroom” available to TWDC, as finally determined on the Merger date, taking into any adjustments to the structure pursuant to Section 2.7 of the Merger Agreement.

“TWDC Approval” means the advance written consent of TWDC, which consent shall be granted or withheld in the reasonable discretion of TWDC, such discretion to be exercised in good faith solely to preserve the tax-free status of the Transaction; provided that TWDC shall be deemed to have reasonably withheld its consent if (i) it is unable to obtain an Opinion of Counsel or a Letter Ruling confirming the preservation of the tax-free status of the Transaction or (ii) such Opinion of Counsel or Letter Ruling would require representations that would reasonably be expected to result in, in the aggregate, a TWDC Adverse Impact, or shifts the burden of representations made in connection with prior Letter Rulings, DB Opinions or Opinions of Counsel to TWDC or any of its Affiliates in a way that TWDC determines in good faith is burdensome to TWDC or any of its Affiliates; provided further that TWDC may refuse to request or to allow the filing of a request for such a Letter Ruling if TWDC determines in good faith that (y) the filing relates to or impacts Pre-Distribution Periods, other than with respect to the Transaction itself or (z) filing such request might have a more than a de minimis adverse effect upon the intended tax consequences of the Transaction. The fact that TWDC’s refusal to provide TWDC Approval results in a benefit to TWDC and its Affiliates in addition to the preservation of the tax-free status of the Transaction shall not, in and of itself, constitute a breach of the standard described in the immediately preceding sentence. TWDC agrees to use its reasonable best efforts to respond to a request for TWDC Approval within 30 days of the receipt of a written request for such consent.

“TWDC Common Stock” has the meaning set forth in the Separation Agreement.

“TWDC Converted Option” has the meaning set forth in the Merger Agreement.

“TWDC Group” means, with respect to any taxable period or portion thereof, TWDC and its Affiliates (including, for all Pre-Distribution Periods, the members of the Spinco Group).

“TWDC Indemnified Parties” has the meaning set forth in Section 6.01(b) of this Agreement.

“TWDC Return” has the meaning set forth in Section 2.02(a) of this Agreement.

Section 1.02 Interpretation and Construction of this Agreement. (a) The definitions in Section 1.01, above, shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter form. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof. This Agreement shall be construed in accordance with its fair meaning and shall not be construed strictly against the drafter.

(b) For purposes of this Agreement, Section 355(e)(4)(C) of the Code shall apply when determining whether a Person holds stock or securities in any Party or their respective Subsidiaries.

(c) The Parties understand that, notwithstanding references in this Agreement to the Transaction or any portion thereof constituting a “tax-free” or “nonrecognition” transaction, some tax may apply as a result of, for example, cash in lieu of fractional shares or transfers in a section 351 transaction of partial interests in intangibles, which under certain circumstances might not be regarded by the IRS as tax-free.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.01 Manner of Filing. Except as otherwise required by a Final Determination, all Tax Returns filed by TWDC, Citadel, Spinco, or any of their respective Subsidiaries, after the date of this Agreement shall be prepared in accordance with applicable law and shall be in form and substance consistent with the intended tax treatment of the Transaction as set forth in the Letter Ruling, the DB Opinion and the Merger Tax Opinions. Each Party covenants and agrees, on behalf of itself and its Subsidiaries, that, except as required by a Final Determination (other than an IRS Form 870-AD), it will not take any position (on a Tax Return, in a Tax proceeding or audit or otherwise, in each case to the extent that the taking of the position is within its control hereunder) that is inconsistent with the intended tax treatment of the Transaction as set forth in the Letter Ruling, the DB Opinion and the Merger Tax Opinions.

Section 2.02 Responsibility for Filing. (a) TWDC shall have the sole and exclusive responsibility for the preparation and filing of all Tax Returns of or relating to any member of the Spinco Group for any Pre-Distribution Period or any Straddle Period; provided that TWDC shall provide to Citadel and Spinco for their review, and for their approval to the extent that any item reported with respect to a member of the Spinco Group on the Straddle Period Tax Return relates to the portion of the Straddle Period beginning after the Public Distribution (such approval not to be unreasonably delayed, withheld or conditioned), a pro forma copy of the relevant portion of any such Tax Return 45 days prior to the due date thereof (including extensions), and Citadel and Spinco shall provide comments to TWDC within 30 days after their receipt thereof (the Tax Returns described above, collectively, the “TWDC Returns”).

(b) Except in the case of Straddle Period Tax Returns, Spinco shall have the sole and exclusive responsibility for the preparation and filing of all Tax Returns of or relating to (or that relate to the businesses, assets or activities of) any member of the Spinco Group for any Post-Distribution Period (“Spinco Returns”).

Section 2.03 Amended Returns and Other Matters Pertaining to Taxes for Pre-Distribution Periods and Straddle Periods. (a) Unless reasonably requested by TWDC (in which event, Spinco shall, and shall cause other members of the Spinco Group to, comply with such request, and TWDC shall reimburse Spinco and the other members of the Spinco Group, as the case may be, for reasonable third-party costs and expenses directly related thereto), or otherwise required by law or by a Final Determination, neither Spinco nor any other member of the Spinco Group shall file or permit to be filed any amended Tax Return with respect to any Pre-Distribution Period without obtaining the prior written consent of TWDC, such consent not to be unreasonably withheld, delayed or conditioned.

(b) Unless reasonably requested by TWDC (in which event Spinco shall, and shall cause the other members of the Spinco Group to, comply with such request, and TWDC shall reimburse Spinco and the other members of the Spinco Group, as the case may be, for reasonable third-party costs and expenses directly related thereto) or otherwise required by law or by a Final Determination, neither Spinco nor any other member of the Spinco Group shall file or permit to be filed any amended Tax Return with respect to any Straddle Period, without obtaining the prior written consent of TWDC, such consent not to be unreasonably withheld, delayed or conditioned.

Section 2.04 Treatment of Payments. The Parties agree that any payments made among the Parties pursuant to this Agreement, the Separation Agreement, the Merger Agreement

or the Ancillary Agreements with respect to periods prior to the Public Distribution, or as the result of an event or action (or failure to act) occurring prior to the Public Distribution, shall be treated for all Tax purposes as nontaxable payments (dividends or capital contributions, as the case may be) made immediately prior to the Public Distribution, unless, and then only to the extent, otherwise required by a Final Determination or agreed to in writing by the Parties.

ARTICLE III

ALLOCATION AND PAYMENT OF TAXES

Section 3.01 In General. The Parties agree to allocate Taxes as provided in this Agreement. Payments to Taxing Authorities and among the Parties, as the case may be, shall be made in accordance with such Tax allocations and/or as provided in this Agreement.

Section 3.02 Allocation and Payment of Taxes, Generally. Except as otherwise provided in this Agreement:

(a) TWDC shall pay or cause to be paid to the relevant Taxing Authority, shall indemnify and hold Citadel and its Subsidiaries (including the members of the Spinco Group) harmless against, and shall be entitled to all refunds of (i) all Taxes of TWDC and its Subsidiaries (including any members of the Spinco Group for any Pre-Distribution Period) arising out of or attributable to any Pre-Distribution Period (including the portion of any Taxes for a Straddle Period that is allocated to the Pre-Distribution Period pursuant to Section 3.03, below), including those arising out of or attributable to the Restructuring or the Public Distribution (except to the extent provided in Article VI) and (ii) all Taxes of TWDC and its Subsidiaries arising out of or attributable to any Post-Distribution Period (including the portion of Taxes for a Straddle Period that is allocated to the Post-Distribution Period pursuant to Section 3.03, below).

(b) Spinco shall pay or cause to be paid to the relevant Taxing Authority, shall indemnify and hold the TWDC Group harmless against, and shall be entitled to all refunds of, all Taxes of Spinco and its Subsidiaries arising out of or attributable to any Post-Distribution Period (including the portion of Taxes for a Straddle Period that is allocated to any Post-Distribution Period pursuant to Section 3.03, below).

Section 3.03 Allocation of Certain Straddle Period Taxes. (a) For purposes of this Agreement, in the case of periodic Taxes attributable to a Straddle Period that are not based on income or receipts (e.g., property taxes), the Straddle Period shall be treated as if it were divided into a Pre-Distribution Period and a Post-Distribution Period and such periodic Taxes shall be allocated between such Pre-Distribution Period and such Post-Distribution Period based upon the ratio of (x) the number of days in the taxable period (i) before and including the Distribution Date (with respect to the Pre-Distribution Period) or (ii) following the Distribution Date (with respect to the Post-Distribution Period) and (y) the number of days in the entire taxable period.

(b) For purposes of this Agreement, in the case of Taxes that are attributable to a Straddle Period and are not described in Section 3.03(a), above, the Straddle Period shall be treated as if it were divided into a Pre-Distribution Period and a Post-Distribution Period and such Taxes shall be allocated between such Pre-Distribution Period and such Post-Distribution Period by allocating Tax Items between such Pre-Distribution Period and Post-Distribution Period based upon an actual closing of the books as of the close of business on the Distribution Date; provided, however, that any Tax Items attributable to transactions or events not in the ordinary course of business occurring on the Distribution Date prior to or at the time of the Public Distribution will be allocated to the Pre-Distribution Period (including, for the avoidance of doubt, Tax Items attributable to the payment of bonuses by Spinco or any of its Subsidiaries prior to the Public Distribution), and any Tax Items attributable to transactions or events not in the ordinary course of business occurring on the Distribution Date after the Public Distribution shall be allocated to the Post-Distribution Period, in each case in accordance with the principles of Treasury Regulations Section 1.1502-76(b)(1).

Section 3.04 Adjustments. (a) If any adjustment is made to any Tax Return of a member of the Spinco Group for a Pre-Distribution Period or a Post-Distribution Period, as the case may be (whether such adjustment is the result of or in settlement of any audit, other administrative proceeding or judicial proceeding or the filing of an amended Tax Return to reflect the consequences of any determination made in connection with any such audit or proceeding or otherwise), and there is a correlative adjustment applicable to the Post-Distribution Period or the Pre-Distribution Period, as the case may be, then the Party whose adjustment is favorable (i.e., the Party to which there inures, directly or indirectly, a net Tax Benefit as a result of any adjustment) (the “Benefited Party”) shall pay to the Party whose adjustment is unfavorable (i.e., the Party that suffers, directly or indirectly, a net Tax Detriment as a result of any adjustment) (the “Detrimented Party”) the amount of such net Tax Benefit, at such time or times as and to the extent that such benefit is actually realized (on a last-item-used basis) through a refund of Tax or actual reduction in the amount of Tax that the Benefited Party otherwise would have paid if such adjustment had not been made; provided that the Benefited Party shall not be obligated to make any payment pursuant to this Section 3.04 in respect of a net Tax Benefit to the extent that the amount of such payment would exceed (a) the aggregate amount of all prior net Tax Detriments suffered by the Detrimented Party with respect to adjustments that are the subject of this Section 3.04 less (b) the aggregate amount of all prior payments made by the Benefited Party under this Section 3.04.

(b) Upon notice from any Party hereto regarding any event (including the filing of an amended Tax Return or the occurrence of an audit or other proceeding) that could give rise to a Tax Detriment to such Party, a Party having a potential Tax Benefit with respect to the same underlying adjustment shall take all reasonable actions as may be necessary to maximize the realization of any such Tax Benefit, and shall coordinate with the Party with the potential Tax Detriment with respect to the taking of such actions.

Section 3.05 Manner of Payment. Except as otherwise provided in this Agreement, any payment required to be made among the Parties pursuant to this Article III with respect to any Tax Return shall be made by the Party obligated to make such payment (i) in the case of a refund of Tax, within 30 days after receipt (whether by way of payment, credit, or offset against any payments due or otherwise) of such refund, (ii) in the case of the payment of Tax with respect to any Tax Return other than a Straddle Period Tax Return, no later than two business days prior to such payment of Tax to the relevant Taxing Authority (including a deemed payment through the use of a Tax loss, credit, deduction or other allowance) or, if later, within 15 days after the delivery of written demand for the payment hereunder to the Party obligated to make such payment and (iii) in the case of the payment of Tax with respect to any Straddle Period Tax Return, no later than two business days prior to the date such Straddle Period Tax Return is filed or, if later, 15 days following the delivery of written demand for the payment hereunder to the Party obligated to make such payment. Any payment described in clause (i) of the immediately preceding sentence and any demand for payment described in clause (ii) or (iii) of the immediately preceding sentence shall be accompanied by a calculation setting forth the basis for the amount paid or demanded. Any payment that is required under this Agreement that is not made within the prescribed time period shall thereafter bear interest at a fluctuating rate per annum equal to the prime commercial lending rate publicly announced by JP Morgan Chase or any successor thereto at its principal office (or any alternative rate substituted therefor by such bank).

Section 3.06 Carrybacks. Spinco and the other members of the Spinco Group shall make any election regarding any loss and credit carrybacks, including the election under Section 172(b)(3) of the Code, that would eliminate or limit the carryback of any loss or credit to any taxable period beginning before or including the Distribution Date. To the extent that no election is available to limit or eliminate any such carryback and such carryback is otherwise required by applicable law, TWDC shall promptly remit to Spinco the net benefit of any refund (taking into account, for example, Federal Income Tax attributable to such a carryback) that it receives that is attributable to such carryback (determined on a last item-used basis).

Section 3.07 Certain Disputes Regarding Tax Liabilities. In the event of a dispute regarding the allocation of liability pursuant to the provisions of this Article III or the amount of any payment due with respect thereto, the Parties to the dispute shall employ (and equally share the expense of) a mutually acceptable and jointly engaged nationally recognized public accounting firm to determine the proper allocation of such liability or amount of such payment. In the event the Parties are unable to agree to a mutually acceptable nationally recognized accounting firm within 10 days, the Parties shall each select a nationally recognized accounting firm, which accounting firms shall select a third nationally recognized accounting firm, which third nationally recognized accounting firm shall be jointly engaged by the Parties to determine the proper allocation of such liability or amount of such payment. Any determination by the chosen accounting firm shall be final and binding on the Parties and their Affiliates. This Section 3.07 shall not apply to any dispute regarding the existence of, or liabilities with respect to, a Distribution Disqualification or a Restructuring Disqualification.

ARTICLE IV

SPINCO AND CITADEL REPRESENTATIONS AND COVENANTS

Section 4.01 Spinco Representations. (a) Spinco has reviewed (i) the Original Ruling Request and the Original Letter Ruling (subject to any redactions made by TWDC in accordance with Section 6.8(d)(ii) of the Merger Agreement) and (ii) the representations and factual statements being made to Dewey Ballantine LLP in connection with the DB Opinion and/or to Dewey Ballantine LLP and Kirkland & Ellis LLP in connection with the Merger Tax Opinions, and hereby represents that, to the best of its knowledge, the facts presented and representations that are descriptive of, relate to or are made with respect to the members of the Spinco Group, their business operations, capital structure and/or organization are true, complete and accurate in all material respects.

(b) Spinco represents that, as of the date hereof, it does not know of any reason, or of any fact or circumstance, that may cause the Tax treatment of the Transaction to be other than as described in the Original Letter Ruling, DB Opinion and Merger Tax Opinions.

Section 4.02 Citadel Representations.

(a) Citadel has reviewed (i) the Original Ruling Request and the Original Letter Ruling (subject to any redactions made by TWDC in accordance with Section [•] of the Merger Agreement) and (ii) the representations and factual statements being made to Dewey Ballantine LLP in connection with the DB Opinion and/or to Dewey Ballantine LLP and Kirkland & Ellis LLP in connection with the Merger Tax Opinions, and hereby represents that, to the best of its knowledge, the facts presented and representations that are descriptive of, relate to or are made with respect to Citadel and its Affiliates, their business operations, capital structure and/or organization are true, complete and accurate in all material respects.

(b) Citadel represents that, as of the date hereof, it does not know of any reason, or of any fact or circumstance, that may cause the Tax treatment of the Transaction to be other than as described in the Original Letter Ruling, DB Opinion and Merger Tax Opinions.

(c) Citadel represents as of the date hereof that, other than as set forth on Schedule 4.02 hereto, it does not have any five-percent shareholders or ten-percent shareholders within the meaning of Treasury Regulations Section 1.355-7(h). For purposes of this representation, Citadel is entitled to rely on public securities filings and its actual knowledge.

Section 4.03 General Covenants. (a) Citadel and its Subsidiaries shall not take, and Citadel shall use its reasonable best efforts to prevent its Affiliates (including the members of the Spinco Group after the Merger) from taking, any Distribution Tainting Act or Restructuring Tainting Act.

(b) Following the Merger, Citadel and its Subsidiaries will continue to engage in the business of operating radio stations and networks, and will use a significant portion of Spinco’s historic assets in that business.

(c) Citadel and Spinco each covenants, on behalf of itself and each other member of the Spinco Group, that neither Citadel nor Spinco or any member of the Spinco Group will apply for any modification to the Original Letter Ruling or an additional IRS ruling pertaining to the Transaction or any portion thereof without TWDC Approval. TWDC shall be entitled to review, require modification to and approve any request for, or document relating to, any such ruling prior to its submission to the IRS.

(d) Citadel, Spinco and each member of the Spinco Group shall use its reasonable best efforts to cooperate with TWDC, if TWDC reasonably determines to obtain additional IRS rulings or opinions of counsel with respect to the Transaction or any portion thereof, including rulings or opinions pertaining to whether any actual or proposed change in, or subsequent development of, facts and circumstances affects the Tax treatment of the Transaction or any portion thereof. Any such supplemental private letter ruling or opinion of counsel that is not obtained with respect to a request for TWDC Approval, as the case may be, shall be obtained at the sole cost and expense of TWDC.

(e) Citadel, Spinco and each member of the Spinco Group shall use its reasonable best efforts to cooperate with TWDC to mitigate the adverse effects on the tax-free status of the Transaction of a breach by TWDC, Spinco or any of their Subsidiaries, occurring prior to the Merger, of a representation, warranty or covenant contained in the Transaction Agreements or any representation made in connection with the Letter Ruling or DB Opinion, regardless of whether such breach or its effects continues after the Public Distribution, provided that such cooperation does not adversely affect Citadel, Spinco and their Subsidiaries. If such cooperation adversely affects Citadel, Spinco and their Subsidiaries, and if the adverse effect to Citadel, Spinco and their Subsidiaries is limited to a monetary impact, TWDC, at its option, may compensate Citadel, Spinco and their Subsidiaries for such adverse effect, and Citadel, Spinco and their Subsidiaries shall be required to use its reasonable best efforts to cooperate with TWDC to mitigate the adverse effects on the tax-free status of the Transaction.

(f) Citadel shall, immediately upon discovery of a potential Citadel Tainting Act or a potential Contributing Tainting Act, notify TWDC and provide TWDC full details with respect to such action. Citadel shall (and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its Affiliates to) (i) use reasonable best efforts to mitigate the adverse effects of such potential Citadel Tainting Act or a potential Contributing Tainting Act and (ii) cooperate in good faith with TWDC with respect to such mitigation.

Section 4.04 Restricted Period Covenants.

(a) Except as otherwise provided in Section 4.04(e) below, during the Restricted Period, Citadel shall not, and shall not permit any of its Subsidiaries (including the members of the Spinco Group after the Merger) to, take any action or fail to take a Required Action (including entering into any agreement, understanding or arrangement or any substantial negotiations with respect to any action or failure to take a Required Action) that might constitute a Distribution Tainting Act or a Restructuring Tainting Act, including any action that is inconsistent with any representation or statement concerning the members of the Spinco Group, their business operations, their capital structure and/or their organization in the Ruling Request, the Letter Ruling or any representations and factual statements made to Dewey Ballantine LLP in connection with the DB Opinion.

(b) Except as otherwise provided in Section 4.04(e) below, during the Restricted Period, neither Citadel nor any of its Affiliates (including the members of the Spinco Group after the Merger) shall enter into any agreement, understanding, arrangement or substantial negotiations or consummate any transaction with respect to the issuance, acquisition, repurchase or modification of stock, Options or any other equity interest in Citadel or enter into any joint venture that includes assets of Spinco or any of its Subsidiaries. Notwithstanding the foregoing, (i) Citadel may issue shares of its common stock pursuant to Options, convertible debt or other arrangements that are outstanding immediately following the Merger (including any such Options, convertible debt or other arrangements relating to Spinco or its Subsidiaries that are assumed by Citadel in connection with the Merger), (ii) Citadel may issue additional shares of its common stock that qualify for Safe Harbor VIII under Treasury Regulations Section 1.355-7(d)(8) and Options to acquire such common stock, and (iii) Citadel may issue additional shares of its common stock that qualify for Safe Harbor IX under Treasury Regulations Section 1.355-7(d)(9).

(c) Except as otherwise provided in Section 4.04(e) below, during the Restricted Period, Citadel and Spinco (i) shall cause the member of the Spinco Group that owns the radio stations described below to continue to own directly (that is, not through any partnership or other Person) and to continue to operate the following radio stations: WZZN(FM), KQRS-FM, KXXR(FM), WGVX/WGVY/WGVZ(FM), WMAL(AM), WRQX(FM), WJZW(FM), KGO(AM), and KSFO(AM),7 and (ii) shall not (and shall not permit any of their Subsidiaries to) enter into any agreement, understanding, arrangement or substantial negotiations or consummate any transaction with respect to the issuance, acquisition by any Person, repurchase or modification of stock, Options or any other equity interest that, in any such case, would cause Citadel’s direct or indirect ownership interest in the stock of Spinco or any such member of the Spinco Group to be reduced below 100 percent.

(d) Except as otherwise provided in Section 4.04(e) below, during the Restricted Period, Citadel and Spinco (i) shall cause the applicable Specified Restructuring Entity to continue to own directly (that is, not through any partnership or other Person) and to continue to operate its Specified Restructuring Business, (ii) shall not cause or permit any Specified Restructuring Entity to liquidate, merge with any other Person or change its classification for Federal Income Tax purposes, and (iii) shall not (and shall not permit any of their Subsidiaries to) enter into any agreement, understanding, arrangement or substantial negotiations or consummate any transaction with respect to the issuance, acquisition, repurchase

[7]	The Parties agree that, prior to the execution of this Agreement, this list shall be modified to take into account any changes to the contemplated steps in the Restructuring and continuing discussions with the Internal Revenue Service in connection with the Original Ruling Request.

or modification of stock, Options or any other equity interest that, in any such case, would cause any Specified Restructuring Entity to cease to be a disregarded entity wholly owned by Spinco for Federal Income Tax purposes.8

(e) Following the Distribution Date, Spinco, Citadel and their Subsidiaries may take any action that is otherwise prohibited by this Section 4.04, so long as prior to taking such action, Citadel or Spinco obtains TWDC Approval. To the extent that Citadel or Spinco requests that TWDC seek a Letter Ruling or Opinion of Counsel with respect to any such action, TWDC shall use its reasonable best efforts to cooperate with Citadel and Spinco in seeking such Letter Ruling or Opinion of Counsel. Any such Letter Ruling or Opinion of Counsel, as the case may be, shall be obtained at the sole cost and expense of Spinco.

[8]	The Parties agree that, prior to the execution of this Agreement, the parties shall in good faith negotiate expansions or contractions to this list, as appropriate based on continuing discussions with the Internal Revenue Service in connection with the Original Ruling Request.

ARTICLE V

TWDC REPRESENTATIONS

Section 5.01 TWDC Representations. (a) TWDC has reviewed (i) the Original Ruling Request and the Original Letter Ruling and (ii) the representations and factual statements being made to Dewey Ballantine LLP in connection with the DB Opinion and/or to Dewey Ballantine LLP and Kirkland & Ellis LLP in connection with the Merger Tax Opinions, and hereby represents that, to the best of its knowledge, the facts presented and representations that are descriptive of, relate to or are made with respect to the members of the TWDC Group, their business operations, capital structure and/or organization are true, complete and accurate in all material respects.

(b) TWDC represents that, as of the date hereof, it does not know of any reason, or of any fact or circumstance, that may cause the Tax treatment of the Transaction to be other than as described in the Original Letter Ruling, DB Opinion and Merger Tax Opinions.

(c) Based on the statements and qualifications set forth in the Ruling Request and assuming the nonoccurrence of any Distribution Tainting Act or Restructuring Tainting Act, TWDC represents that none of the Public Distribution or any distribution that is part of the Restructuring will constitute a distribution described in Section 355(e)(2)(A) of the Code.

(d) Throughout the five-year period ending on the date hereof, (i) Spinco and each of its Subsidiaries has been directly or indirectly wholly owned by TWDC (except for Subsidiaries which were formed during such five-year period, which have been directly or indirectly wholly-owned since their formation), and (ii) neither Spinco nor any of its Subsidiaries has acquired assets from any Person or entity of which TWDC owns less than 100 percent other than in a taxable transaction.

ARTICLE VI

INDEMNITY OBLIGATIONS

Section 6.01 Indemnification by Citadel and Spinco. (a) Notwithstanding any other provision of this Agreement to the contrary, if Citadel or any of its Affiliates (including, after the Merger, the Spinco Group) takes any Distribution Tainting Act or Restructuring Tainting Act, and, as a result, there is a Final Determination that a Distribution Disqualification or a Restructuring Disqualification has occurred (a “Citadel Tainting Act”), then Citadel, Spinco and their respective Subsidiaries (collectively, and jointly and severally, the “Citadel Indemnifying Parties”) shall indemnify and hold harmless TWDC and its Subsidiaries (collectively, the “TWDC Indemnified Parties”) against any and all Taxes and any other costs and liabilities imposed upon or incurred by the TWDC Indemnified Parties as a result thereof, including any liability of the TWDC Indemnified Parties arising from Taxes imposed on shareholders of a Party, to the extent that any shareholder or the IRS or other Taxing Authority successfully seeks recourse against the TWDC Indemnified Parties on account thereof.

(b) A Citadel Indemnifying Party shall have no liability under Section 6.01(a) above with respect to or as a result of any deemed sale of Spinco stock attributable to such stock being treated for Federal Income Tax purposes as not having been distributed to the stockholders of TWDC or any resulting failure by TWDC to distribute an amount of Spinco stock constituting control of Spinco within the meaning of Section 368(c) of the Code.

Section 6.02 Indemnification by TWDC. Notwithstanding any other provision of this Agreement to the contrary, if any representation by TWDC contained in Article V above is untrue, and, as a result, there is a Final Determination that a Distribution Disqualification or a Restructuring Disqualification has occurred, then TWDC shall indemnify and hold harmless

Citadel and its Subsidiaries (collectively, the “Citadel Indemnified Parties”) against any and all Taxes and any other costs and liabilities imposed upon or incurred by the Citadel Indemnified Parties as a result thereof, including any liability of the Citadel Indemnified Parties arising from Taxes imposed on shareholders of a Party, to the extent that any shareholder or the IRS or other Taxing Authority successfully seeks recourse against the Citadel Indemnified Parties on account thereof.

Section 6.03 Indemnification Regarding Shareholders of Citadel. In the event of any action with respect to shares of Spinco or Citadel (as a successor to or acquiror of Spinco) by a Person that is a shareholder of Citadel before or after such action, but is not a controlling shareholder (within the meaning of Treasury Regulations Section 1.355-7(h)) of Citadel prior to taking such action, if pursuant to a Final Determination, such action causes a Tax to be imposed under Section 355(e) or Section 355(f) of the Code with respect to the Public Distribution or any distribution undertaken as part of the Restructuring, (i) TWDC shall bear, and shall indemnify and hold the Citadel Indemnified Parties harmless against, 90 percent of such Tax, and (ii) the Citadel Indemnifying Parties shall bear, and shall indemnify and hold the TWDC Indemnified Parties harmless against, 10 percent of such Tax. For purposes of the indemnification provided in the preceding sentence, the term “Tax” shall include any and all associated costs and liabilities, including any liability arising as a result of Taxes imposed on shareholders of a Party, to the extent that any shareholder or the IRS or other Taxing Authority successfully seeks recourse against the TWDC Indemnified Party or Citadel Indemnified Party, as applicable.

Section 6.04 Dual-Fault Actions. In the event of a Citadel Tainting Act that would not have given rise to a Distribution Disqualification or a Restructuring Disqualification but for a TWDC Action, but that gives rise to a Distribution Disqualification or a Restructuring

Disqualification when taken together with a TWDC Action (a “Contributing Tainting Act”), (i) TWDC shall bear, and shall indemnify and hold the Citadel Indemnified Parties harmless against, 90 percent of such Tax, and (ii) the Citadel Indemnifying Parties shall bear, and shall indemnify and hold the TWDC Indemnified Parties harmless against, 10 percent of such Tax. For purposes of the indemnification provided in the preceding sentence, the term “Tax” shall include any and all associated costs and liabilities, including any liability arising as a result of Taxes imposed on shareholders of a Party, to the extent that any shareholder or the IRS or other Taxing Authority successfully seeks recourse against the TWDC Indemnified Party or Citadel Indemnified Party, as applicable.

Section 6.05 Gross-Up. Any payment under this Agreement shall be (i) increased to take account of any Tax Detriment incurred from the receipt or accrual of payments hereunder (i.e., grossed-up for any Tax incurred on such payment, accrual and/or increase) and (ii) reduced to take account of any Tax Benefit attributable to the items to which such payments relate (determined on a last-item used basis).

Section 6.06 Tax Indemnity Payments. An Indemnifying Party shall make any payment or indemnity required by this Article VI no later than 30 days after a final determination, by a court of competent jurisdiction or otherwise, that the payment or indemnity is due and payable to the Indemnified Party hereunder.

Section 6.07 Specific Performance. The Parties agree that, in the event of a breach of any representation or covenant by Citadel, Spinco or any other member of the Spinco Group, there will be no adequate remedy at law to remedy such breach and, accordingly, the Parties hereby agree that specific performance may be awarded to enforce the terms hereof, in addition to any other remedy at law or equity.

ARTICLE VII

COOPERATION AND EXCHANGE OF INFORMATION

Section 7.01 Cooperation (a) Each Party shall cooperate (and shall cause its Subsidiaries to cooperate, and shall use its reasonable best efforts to cause its non-Subsidiary Affiliates to cooperate) fully at such time and to the extent reasonably requested by any other Party in connection with the preparation and filing of any Tax Return or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or any other matter contemplated hereunder. Such cooperation shall include (1) the retention and provision on demand of books, records, documentation, other information, or copies thereof relating to any Tax Return until the later of (x) a Final Determination regarding liability for Taxes to which such Tax Return relates and (y) in the event any claim has been made under this Agreement for which such information is relevant, a final resolution with respect to such claim; (2) the provision of additional information with respect to an explanation of materials provided under clause (1) of this Section 7 .01(a); (3) the execution of any document (including powers of attorney) that may be necessary or reasonably helpful in connection with the filing of any Tax Return by any member of the TWDC Group or the Spinco Group, or in connection with any audit, dispute, proceeding, suit or action addressed in the preceding sentence; (4) the use of the Party’s reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing; (5) the completion of such Tax packages and other work papers as reasonably requested, and within the reasonable time specified, by the requesting Party (including the provision of such information in electronic format, if so specified by the requesting Party); and (6) the satisfaction of applicable withholding requirements. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

(b) Each Party (a “Notifying Party”) shall use reasonable efforts to keep each other Party advised as to the status of tax audits and litigation involving any issue (a “Liability Issue”) that (i) relates to a Tax of the other Party (or its Affiliates), or (ii) could give rise to the liability of the other Party (or its Affiliates) under this Agreement. The Notifying Party shall promptly furnish such other Party or Parties copies of any inquiries or requests for information from any Taxing Authority concerning any Liability Issue. If applicable under Section 7.02, below, the other Party or Parties shall have the right to consult with the Notifying Party regarding any responses to such requests and the Notifying Party shall provide such other Party or Parties with copies of any such written responses before such responses are given to any Taxing Authority. Without limiting the generality of the foregoing, each Party shall promptly furnish to the other Party or Parties, upon receipt, a copy of any revenue agent’s report or similar report, notice of proposed adjustment or notice of deficiency received by such Party or any of its Affiliates, as the case may be, relating to any Liability Issue or any adjustment referred to in Section 7.01(c), below.

(c) TWDC shall advise and consult with Citadel and Spinco with respect to any proposed Tax adjustments relating to the TWDC Group that are the subject of an audit or investigation of a Taxing Authority or are the subject of litigation and that may affect any Tax Item of any member of the Spinco Group after the Distribution Date.

Section 7.02 Contest Provisions (a) Subject to the cooperation provisions in Section 7.01, above, TWDC shall have the full responsibility and control over the handling of any Tax controversy, including an audit, a protest to the Appeals Division of the IRS, litigation in the Tax

Court or any other court of competent jurisdiction, and any other federal, state, local or foreign hearing or administrative proceeding, (a “Tax Controversy”), involving (i) any TWDC Return or (ii) the Transaction or any portion or aspect thereof. Upon request by Spinco, however, and subject to the cooperation provisions in Section 7.01, above, Citadel and Spinco shall, at the sole expense of Citadel or Spinco, be allowed to participate in the handling of any Tax Controversy with respect to any item that would give rise to a payment of Tax with respect to which Spinco or any of its Affiliates could be liable under this Agreement; provided, however, that neither Citadel nor Spinco shall have the right to participate in negotiations with any Taxing Authority unless it has first admitted that it would be liable for the Tax in question in the event of an adverse determination, and in the event that Citadel or Spinco has made such an admission, then TWDC and Citadel shall have joint control of the contest in question, and provided further, that in the event of a dispute between TWDC and Citadel regarding how to handle the matter, the decision of TWDC shall govern.

(b) Subject to the cooperation provisions in Section 7.01, above, Spinco shall have full responsibility and control over the handling of any Tax Controversy involving any Spinco Return; provided, however, that TWDC shall, at TWDC’s sole expense, be allowed to participate in the handling of any Tax Controversy with respect to any item that would give rise to a payment of Tax for which TWDC could be liable under this Agreement.

(c) Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed given upon delivery if delivered personally, upon mailing if sent by certified mail, return receipt requested, postage prepaid, or upon completion of transmission if sent by telecopy or facsimile, to the Parties at the following address:

To TWDC or any member of the TWDC Group:

The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

Attention: Anne Buettner

Facsimile No.: (818) 553-7675

with a copy to:

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, New York 10019

Attention: Gordon E. Warnke

Facsimile No.: (212) 259-6001

To Spinco:

ABC Chicago FM Radio, Inc.

c/o Citadel Broadcasting Corporation

7201 W. Lake Mead Blvd, Suite 400

Las Vegas, Nevada 89128

Attention: Farid Suleman

Facsimile No.: (702) 804-8250

with a copy to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022

Attention: Stephen Fraidin

                 Greer L. Phillips

Facsimile No.: (212) 446-4900

To Citadel:

Citadel Broadcasting Corporation

7201 W. Lake Mead Blvd, Suite 400

Las Vegas, Nevada 89128

Attention: Farid Suleman

Facsimile No.: (702) 804-8250

with a copy to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022

Attention: Stephen Fraidin

                 Greer L. Phillips

Facsimile No.: (212) 446-4900

Section 7.03 Complete Agreement. This Agreement, together with the Separation Agreement and the Merger Agreement, constitutes the entire agreement of the Parties concerning the subject matter hereof, and supersedes all other agreements, whether or not written, between or among any member or members of the TWDC Group, Citadel and the Spinco Group with respect to such subject matter. In the event and to the extent there is a conflict between the provisions of this Agreement and Separation Agreement or the Merger Agreement, the provisions of this Agreement shall control. This Agreement may not be amended except by an agreement in writing, signed by the Parties.

Section 7.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware.

Section 7.05 Parties in Interest, Successors and Assigns. This Agreement is being entered into by TWDC and Spinco on behalf of themselves and their respective Subsidiaries immediately following the Public Distribution and Citadel and its Subsidiaries. This Agreement shall constitute a direct obligation of each such Person and shall be deemed to have been readopted and affirmed on behalf of any Person that becomes a member of the TWDC Group or the Spinco Group in the future. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their Subsidiaries and their respective successors and permitted assigns. A Party’s rights and obligations under this Agreement may not be assigned without the prior written consent of the other Party.

Section 7.06 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective Subsidiaries and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

Section 7.07 Legal Enforceability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable the provision in any other jurisdiction.

Section 7.08 Expenses. Unless otherwise expressly provided in this Agreement, the Separation Agreement or the Merger Agreement, each Party shall bear any and all expenses that arise from its respective obligations under this Agreement.

Section 7.09 Confidentiality. Except as required by law or with the prior written consent of the other Party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, which Tax Returns and other materials are within the scope of this Agreement, and any other information that is obtained by a Party or any of its Affiliates pursuant to this Agreement, shall be kept confidential by such Party and its Affiliates and Representatives, shall not be disclosed to any other Person and shall be used only for the purposes provided herein. If a Party or any of its Affiliates is required by law to disclose any such information, such Party shall give written notice to the other Party prior to making such disclosure.

Section 7.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

*  *  *

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

THE WALT DISNEY COMPANY

By:
Name:
Title:

ABC CHICAGO FM RADIO, INC.

By:
Name:
Title:

CITADEL BROADCASTING CORPORATION

By:
Name:
Title:

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